EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of Psychiatric Solutions, Inc. for the registration of debt securities, preferred stock, common stock warrants, and common stock and to the incorporation by reference therein of our report dated February 25, 2009, except for Note 1 (paragraphs 5, 26 and 30) and Note 4, as to which the date is November 13, 2009, with respect to the consolidated financial statements of Psychiatric Solutions, Inc., and our report dated February 25, 2009, with respect to the effectiveness of internal control over financial reporting of Psychiatric Solutions, Inc. for the year ended December 31, 2008, filed with the Securities and Exchange Commission.

/s/ Ernst &Young LLP

Nashville, Tennessee
November 13, 2009